Exhibit 10.7(a)

[Date]

Minerals Technologies Inc.
405 Lexington Avenue
New York, NY  10174-0002

Dear Mr.                                :

As you may know, a new section of the tax code governing deferred compensation, Section 409A, was recently enacted.  All arrangements that provide for or could provide for deferred compensation must be amended by the end of 2008 in order to protect employees from adverse tax consequences, including immediate inclusion in income and a 20% penalty tax.  Accordingly, this letter amends your change-in-control severance agreement as follows, effective December 31, 2008.

1.           The second sentence of Section 3(v) shall be amended to read as follows:

Notwithstanding the pendency of any such dispute, the Company and its subsidiaries will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, monthly payments of base salary and bonus paid in the first quarter of the calendar year following the performance year) and continue you as a participant in all incentive compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given (other than the Savings and Investment Plan and the Supplemental Savings and Investment Plan), until the dispute is finally resolved in accordance with this Section 3(v).

2.          Section 4(iv)(D)(1) shall be amended to read as follows:

(1)           The Company shall also pay to you all legal fees and expenses reasonably incurred by you in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement), provided that any such fees and expenses shall be paid no later than the end of the calendar year following the calendar year in which they are incurred; and

3.	Section 4(iv)(D)(2) shall be amended to read as follows:

(2)           The Company shall pay to you a lump sum amount within 90 days of your separation from service equal to the cost for twenty-four (24) months of life, disability, accident and health insurance benefits at the level and type in effect for you upon your separation from service, plus a tax gross-up amount determined by the Company with respect to such lump sum payment.  This Agreement in no way diminishes any rights to those benefits to which you would be entitled if you were to retire as an employee of Minerals Technologies Inc.

4.           Section 4(iv)(G) is amended by replacing the phrase “in a lump sum no later than” with “in a lump sum upon your separation from service and no later than.”

5.           Section 4(iv)(H) is added to read as follows:

(H)           Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) using the methodology specified by the Company’s Board of Directors or its delegate) and any payment described in Section 4(iv)(G) is subject to Section 409A, then any such payment that would otherwise be made in the six months following your separation from service shall be made upon the six-month anniversary of such separation from service.  For purposes of this Section 4, “separation from service” shall mean a separation from service, within the meaning of Section 409A, with the Company and all other entities treated as a single employer with the Company under Section 409A.

6.           Section 7 shall be amended by adding the following at the end thereof:

The parties intend that this Agreement shall comply with Section 409A to the extent any payments hereunder are subject to Section 409A.  In the event that any amount payable under this Agreement becomes subject to the additional 20% tax under Section 409A as a result of the Company’s failure to pay such amount at the time specified under this Agreement, the Company shall indemnify you for any additional tax that you incur as a result of such failure, and the Company shall pay you a tax gross-up amount with respect to such indemnification (determined applying the highest marginal federal income tax rate and the state income tax rate applicable to Executive).  Such amounts shall be paid no later than the calendar year following the year in which you incur the applicable taxes.

If you agree to this amendment, please sign and return the enclosed copy of this letter.

Sincerely,

MINERALS TECHNOLOGIES INC.

By:_________________________________                                                                                     ___________________
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Agreed to by:

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[Print Name]

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